                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ______________

                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                    Information Management Resources, Inc.
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                               (Name of Issuer)


                    Common Stock, par value $.10 per share
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                        (Title of Class of Securities)


                                  45675E 10 8
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                                (CUSIP Number)

                                ______________
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-----------------------                                  ---------------------
  CUSIP NO. 45675E 10 8                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Jeffery S. Slowgrove
      SSN:  ###-##-####

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      NOT APPLICABLE                                            (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

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                          SOLE VOTING POWER
                     5
     NUMBER OF            681,770 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             681,770 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      681,770 (1)

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      NOT APPLICABLE

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.04%

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      TYPE OF REPORTING PERSON*
12
      IN

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(1)   Includes 5,000 shares held by the reporting person's father as to which the reporting disclaims beneficial ownership, and 3,570 shares subject options exercisable within 60 days.
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ITEM 1(A).     NAME OF ISSUER:

               Information Management Resources, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               26750 U.S. Highway 19 North
               Suite 500
               Clearwater, Florida  34621

ITEM 2(A).     NAME OF PERSON FILING:

               Jeffery S. Slowgrove

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               26750 U.S. Highway 19 North
               Suite 500
               Clearwater, Florida  34621

ITEM 2(C).     CITIZENSHIP:

               U.S. Citizen

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.10 per share

ITEM 2(E).     CUSIP NUMBER:

               45675E  10  8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a)   [_]    Broker or dealer registered under Section 15 of the Act,

       (b)   [_]    Bank as defined in Section 3(a)(6) of the Act,

       (c)   [_]    Insurance Company as defined in Section 3(a)(19) of the Act,

       (d)   [_]    Investment Company registered under Section 8 of the
                    Investment Company Act,

       (e)   [_]    Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940,

       (f)   [_]    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                    1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

       (g)   [_]    Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G); see Item 7,

       (f)   [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.      OWNERSHIP.

             (a)    Amount Beneficially Owned:  673,200 (1)

             (b)    Percent of Class:           7.04%

             (c)    Number of shares as to which such person has:

                    (i)   Sole power to vote or to  direct the vote 673,200 (1)
                                                                    -----------

                    (ii)  Shared power to vote or to direct the vote    -0-
                                                                    -----------

                    (iii) Sole power to dispose or to direct the
                          disposition of                            673,200 (1)
                                                                    -----------

                    (iv)  Shared power to dispose or to direct the
                          disposition of                                -0-
                                                                    -----------

 (1) Includes 5,000 shares held by the reporting person's father as to which the reporting person disclaims beneficial ownership, and 3,570 shares subject to stock options exercisable within 60 days.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].
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ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              January 14, 1997


                              By:   /s/ Jeffery S. Slowgrove
                                 ---------------------------------------
                                    Jeffery S. Slowgrove
                                    Treasurer
                                    Information Management Resources, Inc.